                                                                    EXHIBIT 99.2

                                 LEHMAN BROTHERS
                                   15TH ANNUAL
                              CEO ENERGY CONFERENCE
                                SEPTEMBER 4, 2001


                   *******************************************
                          TESORO PETROLEUM CORPORATION
                               PRESENTATION SCRIPT
                                 BRUCE A. SMITH
                            CHAIRMAN, PRESIDENT, CEO
                  *******************************************

I want to introduce Susan Pirotina who is Vice President of Corporate Communications who is here with me today.

[FORWARD-LOOKING STATEMENTS] This presentation contains forward-looking statements intended to be covered under the Safe Harbor provisions of Federal Securities Law. The forward-looking statements are subject to risks and uncertainties. More information about those risks and uncertainties are described in this slide and in the Company's filings with the SEC on Form 10-K and Form 10-Q. I want to remind each of you to read the safe harbor statement on this slide.

[SLIDE 2] Recently, we've issued several media releases, and today's presentation discusses the impact of these announcements. The announcements included the acquisition of some retail assets from Gull Industries and a recent announcement that we are evaluating various strategic alternatives for our Marine Services segment, which could result in the sale of this business. We also had an announcement about opening an office in Long Beach and an associated strategy for California. And, of course, another important announcement that had a positive impact on the company was Lehman's upgrade of several independent refining and marketing companies to a "strong buy".

This move was directed at the sector, so even though Lehman now has a strong buy on our stock, we believe Tesoro's stock remains very undervalued compared to its peer group, in part, because the market has not yet recognized the fundamental earning power of several recent investments.

[SLIDE 3] I want to begin with an overview of our strategy; discuss our pending acquisitions from BP; highlight several other major investment programs; and present our view about our stock value, since we believe Tesoro's stock is undervalued in comparison to our peer group.

[SLIDE 4] Let's begin with strategy. In 1997, we decided that we were going to focus on building a strong refining and marketing company focused in the western United States. There are two fundamentally important factors in the strategy: first, we wanted to have our investment program centered around a proprietary product supply, and second, we believe the successful business model for the future will be driven by obtaining a competitive edge by minimizing our costs and maximizing marketing opportunities by linking and leveraging connected markets.

[SLIDE 5] When we first began to implement this strategy, our only operations were in Alaska. As this map shows, the scope of our vision covered the green area shown on this map.

[SLIDE 6] But, when we talked about the western U.S., all investors could visualize was Alaska. At this time, the scope of the strategy was too many years, or asset acquisitions away, and so the potential value for investors was filled with uncertainty.

[SLIDE 7] In 1998, we acquired the Hawaii operation from BHP, which fit within the core market area of our strategy.

[SLIDE 8] But, investors saw only two small, isolated markets, which were outside the markets and interest of others in the industry. With assets only in Alaska and Hawaii, the strategy was still relatively intangible.

[SLIDE 9] Shortly thereafter, in 1998, we acquired the Anacortes refinery in Washington from Shell Oil, and what we saw at this time, was a strategy beginning to take on a clear definition.

[SLIDE 10] While investors probably saw a little broader scope to our assets, and for the first time, may have started to see some linkage between all our markets, the Pacific Northwest probably only added to the view that we were operating in isolated markets.

[SLIDE 11] In 2000, we further defined our core market area by executing an agreement with Wal-Mart to build stations on their locations in 17 western states. This agreement extended the original scope of our core market area by adding four states, but since we did not acquire any assets in these regions, it did very little to clarify our strategy.

[SLIDE 12] So, in 2000, investors still had great uncertainty about how broad the strategy was to be, and needed future performance and investment to be able to evaluate the strategy's potential. Furthermore, we had totally redistributed our invested capital by exiting other businesses, had replaced old information systems and invested in a new state-of-the-art system, and redesigned our management structure.

[SLIDE 13] Since initiating this strategy, our earnings per share have progressively increased both due to new investments, and margin expansion. Earnings reached $1.75 per share in the year 2000. And, for the first half of this year, our assets generated $1.22 in earnings per share.

[SLIDE 14] Based on earnings growth, we feel that our strategy has been successful and therefore we recently announced an agreement to acquire the two BP business units. With these two acquisitions, I believe that for the first time, the scope and potential of our strategy became clearer to the investment community.

[SLIDE 15] We announced that we will acquire from BP, its refining and marketing, and some distribution assets, principally located in Utah and North Dakota. Our total investment, including working capital, will be about $777 million which will be financed with debt. Now that we have the principal regulatory approvals, the effective date of the acquisition of the refining and marketing assets will be on September 6, with the purchase of the North Dakota crude oil pipelines closing in the 4th quarter of 2001. Importantly, we expect the purchase to be immediately accretive to third quarter earnings and cash flow.

[SLIDE 16] Let me give you a strategic perspective on the purchase. First, there is a very strong and positive industry environment today, and we believe this environment will continue because there is a tight supply/demand balance. Improving the supply side of the equation is becoming harder since the EPA is making it more difficult for companies to increase production through refinery capacity expansion without going through a comprehensive permitting process. And finally, the industry is already operating at very high capacity utilization rates.

[SLIDE 17] We are acquiring two integrated refining and marketing business units, enabling us to increase our size and operating scope. We are adding two refineries, our crude capacity will grow to 390,000 barrels per day, and we will have over 600 branded retail stations. EBITDA will grow by an estimated 70 percent, increasing to the $340 million range.

[SLIDE 18] This acquisition gives us earnings diversification.

[SLIDE 19] We believe our strategy to link and leverage assets in niche, seasonal markets like Alaska, Hawaii and the Pacific Northwest, will be helpful at improving profitability.

[SLIDE 20] And when we talk about niche markets, these are defined by margin differentials created by transportation costs. As this slide shows, a hypothetical 3-2-1 crack for both Utah and North Dakota would result in a margin higher than a Gulf Coast 3-2-1 crack spread. Although these are hypothetical margins, the prices reflect location differentials.

[SLIDE 21] Let me give an overview of several initiatives that we will be evaluating as ways to improve our future financial performance, once we complete these acquisitions.

[SLIDE 22] Potential areas for profit improvement are as follows:

         o Crude supply. We believe there's an opportunity to do something more with crude supply. Both businesses have a reliable crude supply; and each has crude flexibility. But, there may be an opportunity to reduce cost, and to gain even more flexibility, particularly when we think about the future for Canadian crudes.

         o While there have been some investments in these manufacturing facilities, both businesses have been capital restricted, by both Amoco and BP. Given our desire to develop our marketing, we are evaluating several, high-impact projects.

         o And with respect to marketing, both business units are in strong, growing markets. They have a great retail base for expansion and there are other synergies such as for example: the Mirastar program and, in eastern Washington, the Tesoro brand expansion.

[SLIDE 23] Finally, I want to mention that this acquisition is consistent with our stated goal of growth through strategic and accretive acquisitions.

[SLIDE 24] This slide shows the basis for calculating the accretion from these acquisitions. The actual margin for the new assets in 1999 was $5.71 per barrel and the five-year average was $6.12 per barrel. In 2000, it was a little over $7 per barrel. A two-year average margin for Tesoro's current asset base (i.e. Alaska, Hawaii and Anacortes) was $6.41. In the latter case, we used only 1999 - 2000 because these are the only full years of operations for our three-refinery system. Had we used the same two-year method for the assets being acquired, the average margin of $6.12 would have been even higher.

[SLIDE 25] Using those assumptions, our base, mid-cycle earnings per share would be $1 per share. And, this acquisition adds 65 cents, or 65 percent accretion to EPS. Using this analysis, I believe you would agree this acquisition is significantly accretive.

[SLIDE 26] The next series of slides includes more details about the Utah and North Dakota business units for your review following this presentation. However, today, I will only cover the high points. Salt Lake City is a 55,000 barrel-per-day refinery. With access to the Chevron pipeline, we can deliver product directly into the eastern part of the core market previously served by barge or exchange from our Anacortes refinery. On the retail side, we are adding 31 company-owned stations and over 200 jobber sites.

[SLIDE 27] Crude is supplied through multiple sources. Notice the Canadian crude supply, and the percentage of syncrude used by the refinery over the past several years. I talked earlier about the potential to have financial improvement in crude flexibility and cost. Today, our refinery in Anacortes processes about 40 percent Canadian crude.

[SLIDE 28] This is the largest refinery in Utah. The market is seasonally short and about 40,000 barrels a day of products are imported.

[SLIDE 29] Products are distributed via the Chevron pipeline to markets in Idaho and eastern Washington. Most of our production will be available for us to market. However, there is an offtake agreement with BP for some gasoline, jet and diesel.

[SLIDE 30] The North Dakota business unit defines the eastern border of our core market and gives us exposure to the growth occurring in the Twin Cities of Minneapolis and St. Paul. The Twin Cities market is beyond the geographic scope of our original strategy, but we are excited about the potential to market in this large and growing market. This refinery's capacity is 60,000 barrels per day. Besides the refinery, we also are purchasing a major crude oil gathering pipeline and a product pipeline. In addition, we're buying 12 company-owned stations and acquiring 80 branded jobbers.

[SLIDE 31] The crude gathering pipeline is shown in black. The pipeline does have third-party revenue since it will gather about 90,000 barrels a day, of which our total crude requirement is about 50,000 barrels a day.

[SLIDE 32] About 85 percent of the products, are delivered toward the Twin Cities through a proprietary pipeline. As you can also see, we are acquiring various terminals in North Dakota and Minnesota.

[SLIDE 33] The Twin Cities have a high percentage of unbranded marketers, which could be an opportunity for us to expand our Tesoro brand in this market. But to provide us time to develop this market, in the interim, we negotiated an offtake agreement with BP that provides a secure market for our products. The BP offtake is principally in the Twin Cities area.

[SLIDE 34] With the addition of the BP acquisitions, our crude refining capacity will increase to 390,000 barrels a day.

[SLIDE 35] This may seem small to industry observers, but that capacity ranks us fourth in our core market behind Chevron, BP, Equilon and Valero -- and ahead of some very, very large names.

[SLIDE 36] Let me briefly describe our major investment programs.

[SLIDE 37] First, let me up date you on the heavy oil conversion project at our Anacortes, Washington, refinery.

[SLIDE 38] This project is estimated to cost $100 million and will allow us to utilize a higher percentage of heavy crude oil, and improve the yield of gasoline and distillates at the expense of the fuel oil. The expected profit range of the project was $30 - $40 million, based on historical margins. But, over the last 12 months, the pre-tax contribution to operating profit would have been approximately $50 million. This project is planned to start up in the first quarter of 2002 and we expect to get about 10 months of benefit in 2002.

[SLIDE 39] If we assume that the trailing 12-month benefit of $50 million is an accurate reflection of future performance, it would add an annual benefit of about 70 cents per share to the acquisition economics, and when added to the calculated mid-cycle base performance, would total $2.35 per share.

[SLIDE 40] But the impact of running the heavy oil project for only 10 months will reduce the project's impact to about 58 cents per share in 2002. So, we believe that earnings per share next year, using a mid-cycle base calculation, would be in the neighborhood of $2.20.

[SLIDE 41] There are other economic projects under consideration and, although they are smaller, they are high return, high impact projects, which we define by payouts of between 1-2 years.

[SLIDE 42] The 2002 projects are two isomerization units that we intend to restart. There is also a catalytic cracker revamp in North Dakota and then, a little later, we're considering building a distillate desulfurization unit in Utah. Currently Chevron's facility in Salt Lake City is desulfurizing our distillate, but throughput under that arrangement limits our potential.

And then in the longer term, there are a couple of other projects that we're currently evaluating.

[SLIDE 43] The other major investment program is our retail marketing.

[SLIDE 44] These are the brands:

         o    the Tesoro brand;

         o    the 2Go, which is our convenience store concept; and

         o    Mirastar, which is our Wal-Mart brand.

[SLIDE 45] We recently announced the pending acquisition of some retail assets owned by Gull Industries. This map is representative of where those assets are located. There are 46 facilities -- 37 retail stations and 9 card lock facilities. We expect to close on this acquisition in the fourth quarter and re-image the facilities using the Tesoro brand shortly after we acquire them.

[SLIDE 46] You can see how strategically located these assets are within our core business market. When you look at this acquisition on a broader scale, you can see how these assets strategically fit into our core business market and are reflective of the tactic of developing marketing around our production. In this case, we have the flexibility to supply these sites from either Anacortes or by pipeline from Salt Lake City.

[SLIDE 47] Retail growth has been achieved by investing in both our Mirastar and Tesoro brands. At year-end 2001, we estimate we will have 65 Mirastar stations in operation. We built our first Mirastar station less than a year ago. In addition, with the Gull acquisition, we will have over 150 company-owned Tesoro-brand locations by the end of this year. We believe that a reasonable goal for next year will be to have our brands in around 850 locations.

[SLIDE 48] To reach that goal, we plan to spend $60-$75 million in 2002. And our targeted rate of return for our retail investment program is 15 percent.

On the refining side, next year we estimate that we will invest economic capital of between $30-$40 million, down substantially from the 2001 when we had significant expenditures for the heavy oil project. And our targeted return for all refining capital is at least 30 percent.

Marine Services' capital expenditure is at a maintenance level of $3-$5 million. So, a reasonable range for total capital expenditures should be between $145 - $180 million.

[SLIDE 49] One of our major goals is to reduce our debt level. Post-acquisition, we estimate our ratio of debt to capital will be slightly over 60 percent. Our target is to reduce that ratio to 50 percent by the end of next year. In the past, we bought assets, increased leverage and, through internally generated cash flow, the sale of equity and the sale of non-core assets, we met our goal to quickly reduce debt. Our objective is to repeat past performance.

[SLIDE 50] Let me give you my view about stock valuation.

[SLIDE 51] This slide shows an estimated $2.23 earnings per-share for 2002 based on the mid-cycle calculation discussed earlier and the expected benefit from the heavy oil project.

[SLIDE 52] Added to that base is the expected 15 percent return on the capital invested in our retail program, which would increase earnings to $2.36 per share. So, using these mid-cycle reference points, we believe a 2002 EPS of $2.36 is a realistic goal for Tesoro.

[SLIDE 53] As of late August, Tesoro's EPS consensus was only $1.54 and you can see the range of analysts' estimates was from $1.20 to $1.90. Since we developed this slide, Paul Cheng has increased his earnings estimate for 2002 to $2.20; while this is more in line with our base analysis, several sell-side analysts remain at the low end of the range. We understand several have policies that prevent them from giving credit for a yet-to-be-completed acquisition. But other analysts have only credited Tesoro with a portion of the value we see in the acquisition and/or the heavy oil conversion project. In any case, the consensus today is below the mid-cycle analysis shown earlier.

[SLIDE 54] While we have presented a mid-cycle analysis, we believe margins next year will be better than mid-cycle. To give you a comparison, if you look at the mid-cycle plus 11 percent - which would approximate a 2000 margin environment, we would generate earnings per share of $3.66. So, depending on your outlook for margins, a reasonable expectation for our earnings per share could be between $2.23 and $3.66.

[SLIDE 55] Using this earnings level to compute a P/E ratio based on the August 29 stock price, you can see that the analysts' consensus is 8.5 times earnings. If you look at a mid-cycle type of analysis, we're at 5.6 times, and if you look at something that would approximate the 2000-type of margin environment, our P/E ratio would be 3.6 times.

[SLIDE 56] Relative to Tesoro's peer group, which has an average P/E of 10 times, we're clearly below anybody else, even using a conservative mid-cycle margin assumption.

[SLIDE 57] What would it mean to the value of Tesoro's stock if we were trading at the peer group average today? Using mid-cycle margins, our stock valuation would calculate in the $24 range.

On that basis, we believe that Tesoro's stock is significantly undervalued. We think that as the acquisition and other capital investments that I discussed begin to impact our earnings, our stock price should increase to reflect real growth from the investments discussed today, in addition to the commodity improvement that may positively impact our peer group.

[SLIDE 58] So summarizing the important points of this presentation:

[SLIDE 59] We believe:

         o    Tesoro's stock is significantly undervalued.

         o    Our investment programs will improve profitability.

         o We have the experience to improve profitability in niche markets from our acquisitions.

         o Although the acquisition will increase our leverage, we have a demonstrated ability to deleverage the corporation.